Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-135716) of Senior Housing Properties Trust and in the related Prospectus of our report dated May 7, 2008 with respect to the combined statements of revenues and certain operating expenses of HRPT Medical Properties for each of the three years ended December 31, 2007 included in this Current Report (Form 8-K) of Senior Housing Properties Trust.

/s/ Ernst and Young LLP

Boston, Massachusetts

May 7, 2008